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                                                                    Exhibit 6(c)

                                AGREEMENT BETWEEN
                      PROGRESSIVE ASSET MANAGEMENT, INC. &
                            SUSTAINABLE SYSTEMS, INC.
                        TO INITIATE PROGRESSIVETRADE,COM

AGREEMENT: Progressive Asset Management, Inc (PAM) and Sustainable Systems, Inc.
(SSI) agree to collaborate in the creation of ProgressiveTrade.com. (ProgressiveTrade).

SUSTAINABLE SYSTEMS RESPONSIBILITIES: SSI will serve as co-founder and development partner for ProgressiveTrade, with responsibilities to provide the start-up entrepreneurial leadership, including:

- Production of feasibility study and, if the study is positive, a business plan

- Performance of the role of founding CEO and representation on the Board.

- Raising a minimum of $150,000 in initial capital.

- Recruitment of the balance of a Board of Directors, an Advisory Committee, and one or more start-up consultants.

- Development of a capitalization strategy.

- Raising $1.25 million in seed capital and a 1st Round of $7 million to $10 million.

- Recruitment of a management team CEO, CFO, do, social research, and marketing.

- Consulting with the management team in the implementation of the business plan.

- Providing guidance through alpha testing, beta testing and launch.

- Continuing as a consultant to business.

PROGRESSIVE ASSET MANAGEMENT RESPONSIBILITIES: PAM will serve as co-founder and development partner for ProgressiveTrade with responsibilities to include:

- The initial idea.

- Representation on the Board.

- Raising a minimum of$100,000 in initial capital.

- The broker license and the brokerage relationship(s).

- The social research strategic alliances.

- Development of the initial marketing concept and participation in its implementation.

- Assistance in seed and 1st Round fund raising.

TIMETABLE: Both parties agree that the proposed timetable for the development of ProgressiveTrade will be approximately as follows (subject to modification by the feasibility study and the business plan);

- Proof of Concept Phase: including raising initial capital of $250,000, producing a feasibility study, business plan, and capitalization plan; and raising $1.25 million in seed capital -- 3 to 6 months

- Start-up Phase: including selection of management team negotiation of the strategic alliances; design/testing of the prototype, including focus group assessment; and raising $7 million to $10 million in 1st Round Capital -- 7 to 12 months.

- Rollout Phase: including launch of the system, marketing, growth, and attainment of break-even - 16 to 20 months.


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THE DEAL: PAM and SSI agree that:

- ProgressiveTrade will be incorporated as soon as possible.

- PAM will own 70% of initial equity in ProgressiveTrade.

- SSI (including associates SSI brings in) will own 30% of initial equity in ProgressiveTrade o As funds are raised, PAM and SSI stock will be diluted equally and proportionately in accord with respective ownership of ProgressiveTrade common stock.

- The founding Board of Directors will include two representatives of PAM and one representative of SSI, and PAM will advance 70% and SSI 30%. of the incorporation costs (i.e. legal fees, filing fees, etc.) for ProgressiveTrade.

- It is projected that ProgressiveTrade will need between $250,000 in initial capital in hand to initiate operations.

- Once ProgressiveTrade has been incorporated, PAM will arrange for $100,000 in initial capital to be invested in ProgressiveTrade.

- The investments via PAM will be activated once $150,000 in initial capital is raised.

- SSI will complete the Proof of Concept Phase with the initial capital of $250,000.

- Once the company has been incorporated and the initial $250,000 has been raised, SSI will receive up to $15,000 per month from ProgressiveTrade for its services during the Proof of Concept and Start-up Phases. Compensation for SSI during the rollout phase will be negotiated at that time.

BEST EFFORTS: PAM and SSI agree that this collaboration is based on the best efforts of each organization, and that proceeding to the Start-up Phase and the Rollout Phase will be contingent on raising the requisite capital.

RATIFICATION: Once ProgressiveTrade has been incorporated, a new Operating Agreement with SSI, based on this Agreement in its entirety, will be adopted by the founding Board of Directors of the company.

TERMINATION: The new Agreement adopted by the founding Board of Directors of ProgressiveTrade will include a clause allowing the Board to terminate the services of SS1, however any monies owed SSI will be immediately due and payable and SSI will continue to own its equity interest in ProgressiveTrade.

    /s/ Peter Camejo                           /s/James Nixon
    For Progressive Asset Management, Inc      For Sustainable Systems, Inc

    6.22.00                                    6.22.00
    Date                                       Date



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